CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (the “Agreement”) is entered into as of August 25, 2011 (the “Effective Date”), by and between Owen F. Kline (the “Executive”) and Shiloh Industries, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company;
WHEREAS, the Board believes that it is desirable to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a potential and possible Change in Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any Change in Control; and
WHEREAS, the Board also believes that it is desirable to provide the Executive with compensation and benefits in the event that there is a Change in Control and the Executive separates from service with the Company on or after a Change in Control under the circumstances described in this Agreement;
NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein and other good and valuable consideration, the receipt of which are mutually acknowledged, the Executive and the Company, intending to be legally bound, hereby agree as follows:
1.    Definitions. The following definitions shall apply for all purposes under this Agreement:
(a)    Cause. “Cause” shall mean any of the following that occur on or after the Effective Date:
(i)    A material breach by the Executive of this Agreement or of any other agreement then in effect between the Executive and the Company;
(ii)    he Executive's conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof;
(iii)    Any material violation or breach by the Executive of the Company's Code of Business Conduct and Ethics as in effect immediately prior to the Change in Control, as determined by the Board; or
(iv)    The Executive's willful and continued failure to substantially perform the duties associated with the Executive's position (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which failure has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties.
(b)    Change in Control. “Change in Control” means the occurrence of any of the following events commencing on the Effective Date hereof (“Change in Control Period”).
(i)    The acquisition, directly or indirectly, in one or more transactions, by any individual, person or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), individually or in the aggregate, of thirty-five percent (35%) or more of either the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the then combined voting power of the Company's outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 1(a)(i) the following acquisitions shall not constitute, or be deemed to cause a Change in Control of the Company: (A) any acquisition directly or indirectly, individually or in the aggregate by any one or more of the following entities: MTD Products Inc., MTD Holdings Inc., any subsidiaries or related parties thereof or any employee benefit plan sponsored thereby (collectively, the “MTD Entities” or individually a “MTD Entity”); (B) any increase in such percentage ownership of such Person to thirty-five percent (35%) or more resulting solely from any acquisition of shares directly by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 1(b)(iii) below;
(ii)    A change in the composition of the Board as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (A) are directors of the Company as of the Effective Date; (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or (C) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (B) above at the time of such election or nomination. Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company;
(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) the MTD Entities or a MTD Entity, individually or in the aggregate, or all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination, beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (B) no Person (excluding a MTD Entity or MTD Entities, individually or in the aggregate, any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)    Approval by the stockholders of the Company of the complete liquidation or dissolution of the Company.

(c)    Good Reason. “Good Reason” means one or more of the following occurs without the consent of the Executive (which consent the Executive shall be under no obligation to give):
(i)    a significant diminution in the Executive's responsibilities or authority in comparison with the responsibilities or authority the Executive had at or about the time of the Change in Control, other than any diminution in the Executive's responsibilities solely as a result of the fact that the entity for which the Executive is providing services no longer has securities that are listed or publicly traded (such as the elimination of any responsibility for Securities and Exchange Commission reporting or investor relations activities);
(ii)    the assignment of the Executive to duties that are inconsistent with the duties assigned to the Executive on the date on which the Change in Control occurred, and which duties the Company persists in assigning to the Executive for a period of fifteen (15) days following the prompt written objection of the Executive;
(iii)    (A) a reduction in the Executive's base salary or incentive or bonus opportunity as a percentage of base salary, (B) a material reduction in group health, life, disability or other insurance programs (including any such benefits provided to the Executive's family) or pension, retirement or profit-sharing plan benefits (other than pursuant to a general amendment or modification affecting all plan-covered employees), (C) the establishment of criteria or factors to be achieved for the payment of incentive or bonus compensation that are substantially more difficult than the criteria or factors established for other similarly situated executive officers or key employees of the Company, (D) the failure to promptly pay the Executive any incentive or bonus compensation to which the Executive is entitled through the achievement of the criteria or factors established for the payment of such incentive or bonus compensation, (E) the exclusion of the Executive from any plan, program or arrangement in which similarly situated executives or key employees of the Company are included, or (F) a material breach by the Company of the terms of this Agreement or any other material written agreement between the Company and the Executive;
(iv)    the Company requires the Executive to be based at or generally work from any location more than fifty (50) miles from the Company's headquarters in Valley City, Ohio; or
(v)    the failure of any successor to the Company to expressly adopt this Agreement as provided in Section 5(a).
(d)    Separates from Service. The phrase “separates from service with the Company” and similar phrases mean the Executive's Separation from Service, as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; provided, however, that such Separation from Service with the Company is not as a result of the Executive's death, retirement or disability (as defined in Code Section 409A).
(e)    Total Disability. “Total Disability” shall be deemed to occur on the one hundred eightieth (180th) consecutive day, or on the one hundred eightieth (180th) non-consecutive calendar day within any twelve (12) month period, that the Executive is unable to perform the duties commensurate with the Executive's position with the Company because of any physical or mental illness or disability.
(f)    Post Change in Control Period. “Post Change in Control Period” means the twenty-four (24) month period commencing on the date of a Change in Control under this Agreement and ending on the second anniversary of such Change in Control.
(g)    For purposes of this Agreement, “Affiliate” and “control” shall have the respective meanings assigned to such terms in Rule 12b-2 promulgated under the Exchange Act.

2.    Severance Payment and Other Benefits.
(a)    Eligibility for Severance Payment. The Executive shall be entitled to receive the severance payment (the “Severance Payment”) and benefits set forth in this Section 2 from the Company if a Change in Control occurs and during the Post Change in Control Period:
(i)    The Executive separates from service with the Company within six (6) months after the occurrence of an event constituting Good Reason; provided that separation from service for Good Reason will not be effective unless and until the Company has first been given written notice by the Executive of the circumstance purporting to constitute Good Reason and the Company has failed to cure that conduct or omission within thirty (30) days following receipt of that notice; or
(ii)    The Company separates the Executive from service with the Company for any reason other than Cause, death or Total Disability.
(b)    Separation from Service Prior to a Change in Control. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 180 days prior to the date on which the Change in Control occurs the Company separates the Executive from service with the Company, such separation from service will be deemed to be a separation from service after a Change in Control for purposes of this Agreement if the Executive has reasonably demonstrated that such separation from service (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.
(c)    Severance Payment. For all purposes under this Agreement, upon the Executive becoming eligible for the Severance Payment as provided above, the Company shall, within five business days after the expiration of any revocation period relating to the release of claims and covenant not to sue described in Section 2(h) below (the “Payment Date”), pay to the Executive a lump sum in cash equal to the sum of (i) 1.5 times the Executive's annual base salary at the time of (A) the Change in Control or (B) separation from service, whichever is higher, plus (ii) 1.5 times the Executive's target bonus for the fiscal year in which the Change in Control or separation from service occurs, whichever is higher.
(d)    Accrued Compensation. In addition to the Severance Payment provided above, the Executive will also receive on the Payment Date, a lump cash payment for:
(i)    Any accrued and unpaid salary through the date of separation from service and/or bonuses earned for any completed performance period but not yet paid;
(ii)    A pro-rated portion of the Executive's target bonus for the fiscal year during which separation from service occurred, less any portion of the Executive's target bonus for that fiscal year previously paid ; and
(iii)    Any earned, unused vacation.
(e)    Other Compensation Programs. Except as provided in Section 7(c), separation from service as described in this Section 2 will not affect any rights that the Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing for benefits, which rights will be governed by the terms thereof.
(f)    Health Coverage. If the Executive is entitled to the Severance Payment under Section 2(a), the Company shall either (i) maintain the Executive's health care coverage at a level of benefit enjoyed by the Executive immediately prior to the date of Change in Control or (ii) reimburse the

Executive for the full cost of any group health continuation coverage that the Company is otherwise required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) until the earlier of the date that:
(A)    The Executive becomes covered by comparable health coverage offered by another employer, or
(B)    Is eighteen (18) months after the date of termination of the Executive's employment.
(g)    Mitigation. Except as may be expressly provided elsewhere in this Agreement, the Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 2 (whether by seeking new employment or in any other manner). No such payment shall be reduced by earnings that the Executive may receive from any other source.
(h)    Conditions. All payments and benefits provided under this Section 2 are conditioned on the Executive's continuing compliance with this Agreement (including, but not limited to Section 4 hereof) and any other agreement between the Company and the Executive, and the Executive's execution (and effectiveness) of a release of claims and covenant not to sue substantially in the form provided in Exhibit A upon termination of employment.
(i)    Special Provisions under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, if any payment hereunder would occur at a time that does not qualify the payment as a short-term deferral under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Executive is a “specified employee” as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then the Executive will receive such payment upon the earlier of (i) six months following the Executive's separation from service with the Company or (ii) the Executive's death.
3.    Excise Tax.
(a)    Notwithstanding anything in this Agreement to the contrary, in the event that it is determined (as hereinafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section 3, to the excise tax imposed by Code Section 4999 (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of the Company and as being considered an “excess parachute payment,” in each case within the meaning of Code Section 280G (or any successor provision thereto), then:
(i)    if the After-Tax Payment Amount (as defined below) would be greater by reducing the amount of the Severance Payment otherwise payable under Section 2(c) to the Executive to the minimum extent necessary (but in no event to less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Severance Payment shall be so reduced; and
(ii)    if the After-Tax Payment Amount would be greater without the reduction referred to in Section 3(a)(i), then there shall be no reduction in the Severance Payment by application of this Section 3.

As used in this Agreement, the “After-Tax Payment Amount” means the difference of (x) the amount of the Payment, less (y) the amount of the Excise Tax, if any, imposed upon the Payment.
Any reduction under Section 3(a)(i) shall be made consistent with the requirements of Section 409A of the Code, to the extent applicable.
(b)    The Executive shall determine, in the first instance, whether any reduction in the amount of the Severance Payment is required pursuant to Section 3. If the Executive determines that such a reduction may be required, or if reasonably requested by the Company, then an accounting firm selected by the Executive and reasonably acceptable to the Company (the “Accounting Firm”) shall determine whether any such reduction is required pursuant to Section 3 and, if required, the amount of such reduction, and Section 3(c) shall apply.
(c)    If Section 3(a) applies pursuant to Section 3(b), the Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the date of the Triggering Event. The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations. Any determination by the Accounting Firm as to whether any reduction in the amount of the Severance Payment is required, and the amount of the reduction if required, pursuant to Sections 3(a) through 3(c) shall be binding upon the Company and the Executive. The fees and expenses of the Accounting Firm for its services in connection with the determination and calculations contemplated by Sections 3(a) through 3(c) shall be borne by the Company. The federal, state and local income or other tax returns filed by the Executive and the Company shall be prepared and filed on a basis consistent with such determination and calculations. The Company shall pay the Severance Payment, as reduced or not reduced pursuant to the final determination of the Accounting Firm, to the Executive no later than the time otherwise required hereunder.
4    Non-Competition Agreement. During the course of the Executive's employment with the Company, the Executive has gained access to or knowledge of, or has worked on the development or creation of, confidential and proprietary information, including: (a) supplier and customer lists and supplier and customer-specific information; (b) marketing plans and proposals; (c) product and process designs, formulas, processes, plans, drawings and concepts; (d) research and development data and materials, including those relating to the research and development of products, materials or manufacturing and other processes; (e) financial and accounting records; and (f) other information with respect to the Company and its subsidiaries which if divulged to the Company's competitors would impair the Company's ability to compete in the marketplace (such information is collectively referred to as “Proprietary Information”).
The Executive agrees that during his employment with the Company and, if the Executive has received a Severance Payment pursuant to this Agreement, for a period of eighteen (18) months following separation from service, the Executive shall not directly or indirectly engage in any activity, whether on the Executive's own behalf or as an employee, consultant or independent contractor of any other person or entity which competes with the Company within the United States, Canada or Mexico, for the development, production or sale of any product, material or process to be sold, produced or used by the Company during the course of the Executive's employment with the Company, including any product, material or process which may be under development by the Company during the course of the Executive's employment with the Company and of which the Executive has, or hereafter gains, knowledge.
The Executive agrees and acknowledges that the non-competition covenant set forth above will not impose undue hardship on the Executive and is reasonable in both geographic scope and duration in view of: (a) the Company's legitimate interest in protecting its Proprietary Information, the disclosure of which to the Company's competitors would substantially and unfairly impair the Company's ability to compete in the marketplace or substantially and unfairly benefit the Company's competitors; (b) the specialized training that has been provided to the Executive by the Company and the experience gained by the Executive during the course of the Executive's employment with the Company; (c) the fact that the services rendered by the Executive on behalf of the Company were specialized, unique and extraordinary; (d) the fact that the Company directly competes within the United States, Canada and Mexico in the sale, production and development of products, materials or processes; and (e) the consideration, including the Severance Payment, provided by the Company to the Executive as provided herein.
The Executive shall not disclose or divulge Proprietary Information to any person or entity at any time during the course of the Executive's employment with the Company or at any time thereafter, except as may be required in the ordinary course and good-faith performance of the Executive's employment with the Company. At the time of the Executive's separation from service with the Company for any reason, or at such time as the Company may request, the Executive shall promptly deliver or return, without retaining any copies, all Proprietary Information in the Executive's possession or control, whether in the form of computer-generated documents or otherwise, and, pursuant to the Company's instructions, shall erase, destroy or return all stored data, whether stored on computer or otherwise, and shall not attempt to use or restore any such data.
For a period of eighteen (18) months following the Executive's separation from service, the Executive will not employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Company to leave his or her employment and become an employee, consultant or representative of any other entity, including but not limited to the Executive's new employer, if any.
The non-competition and disclosure covenants set forth above are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in an action at law. A breach by the Executive of the provisions set forth in this Section 4 will cause the Company great and irreparable injury and damage. Therefore, the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by the Executive. This paragraph shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.
5.    Successors.
(a)    Company's Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, shall be obligated to perform this Agreement, and the Company shall require any such successor to assume expressly and agree to perform this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.
(b)    Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
6.    Legal Fees and Expenses/Funding of Benefits.
(a)    It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive's rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the

Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person or entity takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing. Such payments will be made within five (5) business days after delivery of the Executive's written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.
(b)    If a Change in Control occurs, the performance of the Company's obligations under Section 2 will be secured by amounts deposited in trust within one (1) business day of the Change in Control pursuant to certain trust agreements to which the Company will be a party providing that the benefits to be paid pursuant to Section 2 will be paid in accordance with the terms of such trust agreements. Any failure by the Company to satisfy any of its obligations under this Section 6(b) will not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Subsidiary.
7.    Miscellaneous Provisions.
(a)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280, and all notices shall be directed to the attention of its Corporate Secretary.
(b)    Amendment; Waiver; Remedies. No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive (or the Executive's personal or legal representative(s), executor(s), administrator(s), successor(s), heir(s), distribute(s), devisee(s) and legatee(s)) and by two (2) authorized officers of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right of the Executive or the Company may have hereunder, including the right of the Executive to separate from service for Good Reason pursuant to Section 2(a) and therefore become entitled to receive the Severance Payment, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other.

(c)    Entire Agreement. Except for various terms contained in the Executive's Employment Agreement, if any, this Agreement contains all the legally binding understandings and agreements between the Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and the Executive's Employment Agreement, if any, the terms of this Agreement shall control unless otherwise expressly provided in such Employment Agreement, if any, and the parties further acknowledge and agree that there shall not be any duplication of benefits or payments under this Agreement and the Employment Agreement, if any.
(d)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.
(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to the conflicts of laws principles thereof.
(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)    Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (or any subsequent amendments thereof or waiver thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, shall be settled by binding arbitration in Cleveland, Ohio in accordance with the Commercial Arbitration Rules, as then amended and in effect of the American Arbitration Association (the “Association”). Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure. All proceedings and documents prepared in connection with any arbitration under this Agreement shall constitute confidential information and, unless otherwise required by law, the contents or the subject matter thereof shall not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of the award is sought, the court and court staff hearing such matter. At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction. No party shall be eligible to receive, and the arbitrator shall not have the power to award, exemplary or punitive damages. All fees and expenses of the arbitrator and such Association and attorney fees shall be paid by the Company.
(h)    No Assignment. The Company may not assign its rights and obligations under this Agreement, unless such assignment is made in compliance with the second sentence of Section 5(a). This Agreement may not be assigned by the Executive otherwise than by will or the laws of descent and distribution. Without limiting the foregoing, the rights of the Executive to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 7(h) shall be void.
(i)    Late Payment. Any payments or benefits under this Agreement that are not timely provided to the Executive shall be subject to the accumulation of interest at an annual rate of interest equal to the sum of the then composite prime rate (as published in the Wall Street Journal) plus one percent (1%).
The accrued interest shall be paid to the Executive in cash along with the late payment.

(j)    Interpretation. When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof” mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(k)    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
(l)    Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive).
8.    Term of Agreement. The initial term of this Agreement shall begin on the Effective Date and continue until the third anniversary of the Effective Date. The term of this Agreement shall be extended by successive one (1) year intervals until the Company gives the Executive at least one (1) year advance written notice of non-renewal; provided, however, if a Change in Control has occurred during the term of this Agreement, the term of this Agreement shall be extended for a period of two (2) years after the Change in Control (if later), and, further, this Agreement if applicable, shall continue thereafter, until all payments and provision of benefits under Section 2 have been provided to the Executive, if such Change in Control shall have occurred during the term of this Agreement and the Executive becomes entitled to such payments and benefits hereunder. Subject to Section 2(b) this Agreement shall terminate without notice or action if, prior to a Change in Control, the Executive separates from service with the Company.
IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Owen Kline
Name: Thomas M. Dugan

SHILOH INDUSTRIES, INC.

By: /s/ Theodore K. Zampetis
Its: President and Chief Executive Officer